Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter And Full-Year 2017 Financial Results

Executing new strategy focused on managing and financially supporting existing Partner Companies to exit events and delivering net proceeds to shareholders

2018 Partner Company aggregate revenue projected to grow 16% to 22%

Conference call and webcast today at 9:00 a.m. ET

RADNOR, Pa., March 1, 2018 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE: SFE) ("Safeguard" or the "Company") today announced financial results for the three months and 12 months ended December 31, 2017 and provided a business update regarding the achievement of developmental milestones for its 25 Partner Companies. For the three months ended December 31, 2017, Safeguard's net loss was $18.7 million, or $0.91 per share, compared with net loss of $21.7 million, or $1.07 per share, for the same period in 2016. For the year ended December 31, 2017, the Company's net loss was $88.6 million, or $4.34 per share, compared with net loss of $22.3 million, or $1.09 per share, in 2016.

"In the fourth quarter and throughout fiscal 2017, Safeguard's portfolio of growth-stage, technology-driven businesses demonstrated positive momentum as they achieved critical operational and strategic milestones," said Stephen T. Zarrilli, Safeguard's President and CEO. "With revenue growth of 23% over the prior year, our Partner Companies continued to drive strong momentum. As these companies near maturation, we are well-positioned to capitalize on exit opportunities that will enhance value for our shareholders."

2017 HIGHLIGHTS

  Realized $15.5 million from the sale of Safeguard's interest in Nexxt, Inc., formerly known as Beyond.com. Subsequent to the close of 2017, Spongecell agreed to merge into privately held Flashtalking, a global platform for digital advertising management and analysis. Safeguard now holds a 10% equity position in Flashtalking.
  Deployed $36.8 million in follow-on funding to support 18 existing Partner Companies.
  Repurchased $14 million principal amount of Safeguard's 5.25% convertible senior debentures due May 2018, reducing the outstanding balance to $41.0 million.
  Entered into a new $75 million secured, revolving credit facility with HPS Investment Partners, LLC. At closing, Safeguard drew $50 million under the credit facility.

AGGREGATE PARTNER COMPANY REVENUE
Aggregate Partner Company revenue for 2018 is projected to be between $475 million and $500 million, which includes revenue for all Partner Companies in which Safeguard had an interest at January 1, 2018. Aggregate revenue for the same Partner Companies was $410 million and $344 million for 2017 and 2016, respectively. Figures for all years reflect the pro forma combined revenue of Flashtalking and Spongecell due to their recent merger. Aggregate revenue for all years reflects revenue on a net basis. Safeguard reports the revenue of its equity and cost-method Partner Companies on a one-quarter lag basis.

CORPORATE EXPENSES AND COST SAVINGS PLAN
As announced in January 2018, the Company has initiatives underway that are expected to generate annualized cost savings of $5 million to $6 million, reflecting changes in personnel and operating requirements under its new strategy, discussed below. Corporate expenses, excluding interest, depreciation, severance and stock-based compensation were approximately $15.1 million in 2017.

CHANGE IN STRATEGY AND OPERATIONS
On January 17, 2018, Safeguard announced a change in its business strategy and operations. Under the new strategy, Safeguard will not deploy any capital into new Partner Company opportunities. It will focus on managing and financially supporting its existing Partner Companies to exit events and deliver net proceeds to shareholders. The Company will consider initiatives including, among others: the sale of individual Partner Companies, the sale of certain Partner Company interests in secondary market transactions, or a combination thereof, as well as other opportunities to maximize shareholder value.

"We began 2018 by implementing changes to our business strategy and operations with a focus on managing and supporting our existing Partner Company interests towards exits that maximize our risk-adjusted return on those interests, generating substantial cost savings, and returning net proceeds to shareholders," added Mr. Zarrilli. "While we will no longer deploy capital into new opportunities, we remain committed to supporting the needs of our existing Partner Companies and continue to maintain a deep belief in their underlying value proposition. Since announcing our shift in strategy in January, we have been encouraged by the positive feedback and increased market interest we have received. We are confident that these actions are in the best interest of Safeguard and will maximize value for all its shareholders."

PARTNER COMPANY HIGHLIGHTS
This section summarizes significant accomplishments by Safeguard's partner companies during 2017. For more details on milestones achieved during this period, please visit www.safeguard.com/PartnerNews.

~ Product Launches / Regulatory Approvals ~

AdvantEdge Healthcare Solutions was recertified in HIPAA and HITECH data privacy and security requirements by 360 Advanced for the fifth consecutive year. In addition, AdvantEdge received SOC 1 Type 2 and SOC 2 Type 1 certifications, validating the company's commitment to deliver high-quality services and informational security to its clients by operating at the highest level of transparency and standards.

Apprenda and IBM are partnering to streamline the transfer, development and modification of data and .NET applications in the cloud. Integration of Apprenda and IBM Bluemix capabilities offers developers broad .NET support and access to Watson, Blockchain and IoT services.

Cask Data introduced the Cask Data Application Platform (CDAP) Cloud Sandbox for Amazon Web Services (AWS). Subsequent updates and upgrades have enabled developers, data scientists and citizen integrators to quickly build and deploy applications, data pipelines, plug-ins, and use case recipes on Hadoop and Spark.

CloudMine released its support platform for Apple's CareKit 1.2, an enhanced HIPAA-compliant software framework for apps that enable patients to better understand and manage their medical conditions. In addition, the company earned important certifications that illustrate its commitment to security and privacy -- Service Organization Control 2 certification for security and HITRUST CSF certification for HIPAA privacy compliance.

Lumesis launched an updated DIVER platform for Municipal Issuers and those who service them including Dissemination Agents, Bond Counsel and Municipal Advisors. The new DIVER platform serves Municipal Advisors by supporting their compliance with the MA Rule (MSRB Rule G-42).

MediaMath launched its Curated Market, a product that unites advertisers' need to gain access to their best customers and prospects at scale with the requirement that those audiences are reached in premium, high quality media. The Curated Market leverages MediaMath's global audience platform and unparalleled cross-device footprint to bring programmatic marketing to the next stage of its evolution. Today, more than 7,000 advertisers (70% of MediaMath's client base) and 500 publishers are participating in the Curated Market.

meQuilibrium released a series of enhancements to its meQ Engage product, improving the company's position in comprehensive cognitive behavioral-based digital solutions. The new Engage modules focus on developing skills to improve sleep, deal with trauma and grief and communicate more effectively at work.

Prognos launched Prognos DxCloud, a HIPAA-compliant, cloud-based platform that serves as a single source for lab data results on all health plan members. DxCloud drives a suite of analytic solutions that identifies risk, improves clinical outcomes and reduces medical costs while allowing health plans to have a better understanding of member lab data.

Propeller Health released the first app to provide local asthma conditions to anyone in the U.S. The Air by Propeller app is free and based on millions of days of anonymous data on where and when people experience asthma symptoms. The new app complements existing patient apps Daily Asthma Forecast, Find My Inhaler and Propeller for Apple Watch. During the year, Propeller also earned HITRUST CSF certified status for protecting and securing sensitive private healthcare information.

QuanticMind introduced its new Shopping product to help e-commerce and retail merchant increase conversions, sales and profit margins by eliminating data errors and wasted advertising expense.

~ Major Customer Wins / Strategic Partnerships ~

Aktana launched its Analytics Partner Program with Prognos and SHYFT Analytics to provide high-quality data sources and advance analytics to pharmaceutical sales and marketing teams. Each partnership is designed to speed implementation and generate faster revenue improvement, as well as streamline vendor management tasks.

CloudMine partnered with Medical Web Experts, a web and mobile design and development house specializing in tailored healthcare solutions, providing developer tools including HIPAA-compliant data storage, a logic engine to deploy backend code, and support of Apple's ResearchKit. The company's partnership with digital innovation studio Modus is expected to help clients improve patient experiences, clinical applications, internal workflows, telemedicine and systems integration. Earlier in 2017, CloudMine and Infor teamed to offer healthcare providers improved access to electronic health records by integrating their platforms for real-time capture and display of patient information on mobile and other devices.

MediaMath and a consortium of six of its digital advertising competitors have formed an alliance to enable more precise marketing campaigns using enhanced "cookie-less" consumer-identity resolution technology to deliver improved monetization for publishers and more engaging content for consumers. Adding identity resolution to programmatic advertising is expected to help translate consumer identity across buyers and sellers and devices. The company also teamed with IBM to develop a cognitive-bidding system for digital, programmatic marketing. MediaMath's launched an exclusive partnership with Zirca Digital Solutions in India and now operates in 42 countries.

meQuilibrium and WebMD Health Services partnered on a new well-being service to help consumers gain the skills and tools to manage stress and respond to other life challenges. The meQuilibrium solution features a personalized resilience assessment and plan to change habits that can exacerbate stress. The program is integrated into the WebMD Health Services platform and telephonic coaching that is accessed via a suite of desktop and mobile apps.

Propeller Health is now working with Tile to integrate Tile wireless technology into its sensors to improve monitoring of asthma and chronic obstructive pulmonary disease. Propeller and Express Scripts have partnered to provide Propeller's FDA-cleared digital solution to Express Scripts members who use inhaler sensors and a mobile app to manage their asthma or COPD. This collaboration is believed to be the largest respiratory digital health deployment with a pharmacy benefit manager to date. Early users reported an 80% reduction in average rescue events per day and improved adherence to asthma controller medication. During 2017, Propeller expanded its 2015 collaboration with GSK, enabling both companies to develop commercial activities using the Propeller clip-on sensor and software platform with GSK's ELLIPTA Inhaler.

QuanticMind added 3 Day Blinds, Excel, Peddle, ClearOne Advantage and Patriot Gold Group to its roster of digital advertising clients.

Sonobi has integrated Facebook's Audience network with its header-based digital advertising technology to offer publishers greater yield without sacrificing user experience. Sonobi, GroupM and LinkedIn are now collaborating with other members of the IAB Tech Lab to develop new standard metrics for evaluating display and video ad viewability.

Syapse and Roche are now working together to develop and deploy software and analytics products focused on four areas of oncology precision medicine. The company also has teamed up with Aurora Cancer Care to launch a new oncology precision medicine platform that will help physicians and researchers provide more care options for patients whose cancer is resistant to conventional treatment options like radiation and chemotherapy. Syapse and Sylvester Comprehensive Cancer Center, part of the Miami Health System, have launched a new precision medicine initiative at Sylvester to help physicians to more efficiently deliver personalized care that matches patients with targeted, cutting-edge therapies based on the clinical and molecular profile of the patient, leading to improved survival rates and better health outcomes.

Transactis formed a strategic partnership with Walletron to expand the mobile bill-to-wallet features of BillerIQ, the Transactis electronic billing and payment offering. Without downloading an app, businesses can present notifications, bill statements and a streamlined payment experience through customer smartphones. The mobile features operate on Apple Wallet on iOS and Android Pay on Android phones, covering more than 97% of U.S. consumers. Citizens Bank, with 1,200 branches in 11 states, selected Transactis to expand its Treasury Solutions offering to allow commercial clients to distribute bills electronically and accept payments online.

WebLinc announced that 16 retailers have been added to its customer roster for Workarea, the company's software-as-a-service commerce platform for medium to large businesses to build efficient, cloud-based web sites that allow merchandisers to focus on selling.

Zipnosis added Essentia Health and Methodist Family Health Centers to its telemedicine client roster. Essentia facilities include 15 hospitals, 75 clinics and six long-term care centers in Minnesota, Wisconsin, North Dakota and Idaho. The Methodist system operates 10 hospitals and more than two dozen health centers throughout north Texas. During 2017, Zipnosis formed a coalition with seven other U.S. healthcare organizations to establish guidelines for high-quality standards of care in the virtual-care industry. Initial members of the new Clinical Quality Advisory Council are from John Muir Health, Inspira Health Network, Bryan Health, MultiCare Health System, Mission Health, Fairview Health Services and CentraCare. In addition, Zipnosis and Vanguard Medical Group are working to deliver service to Vanguard's seven clinics in northern and central New Jersey.

~ Industry Awards / Certifications ~

Aktana earned Veeva CRM MyInsights certification, which enhances enterprise-customer access to data and how it can be visualized.

Cask Data was included in the fifth annual list of the 100 companies "that matter most in data," compiled by Database Trends and Applications magazine. Cask also received "Best in Show" recognition for big data analytics from Software Development Times. Cask was also certified as a Great Place to Work® based on analysis of anonymous employee surveys.

CloudMine was named among the most innovative Start-Up Companies of 2017 by PM360, a leading marketing trade magazine. Earlier, CloudMine was cited as a leader in The Forrester Wave™ for its work in enterprise health clouds and included as a representative vendor in Gartner's Market Guide for Mobile Back-End services.

Clutch Holdings was profiled by The Forrester Wave™ as a promising B2C vendor in cross-channel campaign management. The company's Essential SuiteApp, an integrated gift and loyalty program for small- and medium-sized businesses (SMBs), achieved "Built for NetSuite" status. The Clutch Essential SuiteApp is an affordable platform that offers SMBs unified customer data analytics and gift and loyalty programming across sales channels in a single interface. Clutch Essential allows users to launch up to 10 different automated campaigns.

MediaMath was recognized by Forrester Research as the top provider in omnichannel media-buying with the highest possible score in product and service strategy criteria.

Prognos was awarded the Frost & Sullivan 2017 Visionary Innovation Leadership Award. Prognos and its artificial intelligence-based platform allow U.S. diagnostic laboratories to analyze more than 12 billion clinical results for 175 million patients, generating improved insight in to disease patterns, effective treatments and health outcomes. The addressable market for Prognos products is estimated to grow at a compound annual rate of 40% to $6.7 billion by 2021.

QuanticMind earned Microsoft's Rising Star Technology Partner of the Year award at the inaugural Global Bing Partner Awards ceremony, recognized for driving growth for Bing Ads advertisers and great customer service.

Syapse was recognized by Amazon Web Services as a "hot start-up" for advancing precision medicine to deliver targeted cancer therapies.

Weblinc's Workarea Commerce Platform was listed in the Gartner 2017 Digital Commerce Vendor Guide.

~ Other Milestones ~

CloudMine appointed life sciences veteran Stephen Wray as Chief Executive Officer. Previously, Mr. Wray was CEO of a life sciences software firm, CEO of the global life sciences practice at a digital marketing agency, and was North American President at Ogilvy Healthworld.

InfoBionic announced that more than 7,000 patients have used its MoMe® Kardia system for remote monitoring of cardiac arrhythmia. Month-to-month subscription growth is in excess of 35%.

MediaMath announced a new $175 million senior secured credit facility to refinance existing debt facilities and fund continued growth. Goldman Sachs and Santander Bank led the transaction. In June 2014, MediaMath raised $73.5 million in equity capital in a Series C financing from Spring Lake Equity Partners and Safeguard Scientifics, among other investors; and $105 million in a debt facility through Silicon Valley Bank.

Prognos raised $20.5 million in a Series C financing to support increased penetration of its life sciences and payer markets. Investors included Safeguard, Cigna, Merck Global Health Innovation Fund and the venture capital arm of Guardian Life Insurance Company.

QuanticMind raised $20 million in a Series B financing round led by Foundation Capital with participation by Safeguard and Cervin Ventures. Proceeds will be used for strategic growth and product development, including artificial intelligence, predictive advertising and machine learning.

Sonobi announced that its cookie-less addressable marketplace has grown to over 150 million logged-in, plannable users, a number the company expects to double by year-end 2017. With more than 50% of the comScore 250 integrated into its platform, Sonobi's addressable solution now reaches more of the U.S. population than either Snapchat or Twitter.

Syapse said proceeds from its $30 million Series D financing will be used to expand operations, enabling more healthcare providers to use precision medicine to improve care for cancer patients. A syndicate of 10 existing and new investors participated in the financing, including Safeguard, GE Ventures, Merck Global Health Innovation Fund and Roche Venture Fund.

Trice Medical closed a $19.3 million Series C financing and will use the proceeds to accelerate and expand U.S. market penetration for mi-eye2, R&D sales, marketing and key international regulatory approvals. Global medical technology company Smith & Nephew took a minority stake in Trice Medical, joining a consortium of current investors including Safeguard Scientifics, HealthQuest Capital, BioStar Ventures and others. Trice's mi-eye2 received FDA 510(K) clearance in 2016 and is now used by medical professionals in 25 states, enabling physicians to diagnose joint injuries from their offices without resorting to MRI procedures. Mi-eye is a disposable needle with a wide-angle camera lens. R&D for the device's third generation is underway.

PARTNER COMPANY HOLDINGS AT DECEMBER 31, 2017

Partner Company Revenue Stages
Development Stage Pre-revenue Proving out technology Developing prototype Beta stage customers	Initial Revenue Stage Up to $5M in revenue Initial customers Early market penetration Management team forming Infrastructure being built	Expansion Stage $5M to $20M in revenue Commercial grade solution Growing market penetration Management team built out Infrastructure in place	High Traction Stage $20M+ in revenue Significant commercial traction

Partner Companies	Stage	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)
AdvantEdge Healthcare Solutions	High Traction	Healthcare	2006	40%	$4.7	$16.3
Aktana	Expansion	Healthcare	2016	25%	4.1	9.7
Apprenda	Expansion	Other	2013	29%	7.8	22.1
Brickwork	Initial Revenue	Digital Media	2016	20%	3.5	4.2
Cask Data	Initial Revenue	Other	2015	31%	7.3	13.0
CloudMine	Initial Revenue	Healthcare	2015	47%	5.7	10.0
Clutch Holdings	Expansion	Digital Media	2013	43%	8.5	16.3
Hoopla Software	Initial Revenue	Digital Media	2011	26%	-	5.1
InfoBionic	Initial Revenue	Healthcare	2014	40%	1.1	19.7
Lumesis	Expansion	Financial Services	2012	44%	1.6	6.3
MediaMath	High Traction	Digital Media	2009	20.5%	3.0	25.5
meQuilibrium	Initial Revenue	Healthcare	2015	36%	5.5	10.5
Moxe Health	Initial Revenue	Healthcare	2016	32%	3.7	4.5
NovaSom	High` Traction	Healthcare	2011	32%	2.0	24.1
Prognos (fka Medivo)	Expansion	Healthcare	2011	29%	8.9	12.6
Propeller Health	Initial Revenue	Healthcare	2014	24%	6.4	14.0
QuanticMind	Expansion	Digital Media	2015	25%	7.3	11.5
Sonobi	Expansion	Digital Media	2015	22%	6.3	9.2
Spongecell	High Traction	Digital Media	2018	23%	6.0	18.6
Syapse	Expansion	Healthcare	2014	20%	7.4	15.6
T-REX	Initial Revenue	Financial Services	2016	21%	5.1	6.0
Transactis	Expansion	Financial Services	2014	24%	9.1	14.5
Trice Medical	Initial Revenue	Healthcare	2014	25%	3.9	10.2
WebLinc	Expansion	Digital Media	2014	38%	7.1	14.0
Zipnosis	Initial Revenue	Healthcare	2015	25%	3.8	7.0
				TOTAL:	$129.8	$320.5

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, March 1, 2018

Time: 9:00 a.m. ET

Webcast: www.safeguard.com/results

Live Number: 866-393-4306 // (International) 734-385-2616

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 6390028

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of fourth quarter 2017 financial results followed by Q&A.

Replay will be available through April 1, 2018 at 11:59 p.m. ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our partner companies for maximum value or at all and distributions to our shareholders, the ongoing support of our existing partners companies, the fact that our partner companies may vary from period to period, challenges to achieving liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACT:
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2017	December 31, 2016

Assets
Cash, cash equivalents and marketable securities	$25,203	$30,442
Other current assets	8,405	2,109
Total current assets	33,608	32,551
Ownership interests in and advances to partner companies	134,691	183,470
Long-term marketable securities	—	7,302
Long-term restricted cash equivalents	6,336	6,336
Other assets	1,829	2,169
Total Assets	$176,464	$231,828

Liabilities and Equity
Convertible senior debentures - current	40,485	$—
Other current liabilities	5,327	5,861
Total current liabilities	45,812	5,861
Other long-term liabilities	3,535	3,630
Credit facility	45,321	—
Convertible senior debentures	—	52,560
Total equity	81,796	169,777
Total Liabilities and Equity	$176,464	$231,828

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Operating expenses	$3,940	$3,928	$17,131	$18,692
Operating loss	(3,940)	(3,928)	(17,131)	(18,692)

Other loss	(120)	64	(339)	(1,682)
Interest, net	(1,683)	(554)	(4,744)	(2,559)
Equity income (loss)	(12,985)	(17,283)	(66,358)	671

Net loss before income taxes	(18,728)	(21,701)	(88,572)	(22,262)
Income tax benefit (expense)	—	—	—	—
Net loss	$(18,728)	$(21,701)	$(88,572)	$(22,262)

Net loss per share:
Basic	$(0.91)	$(1.07)	$(4.34)	$(1.09)
Diluted	$(0.91)	$(1.07)	$(4.34)	$(1.09)

Weighted average shares used in computing loss per share:
Basic	20,472	20,357	20,430	20,343
Diluted	20,472	20,357	20,430	20,343

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 25 partner companies as of December 31, 2017, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings.  Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31, 2017

	Carrying Value	Cost (including transaction costs)
Safeguard Carrying Value and Cost
Equity method partner companies	$129,827	$320,682
Other holdings	4,864	37,705
	$134,691	$358,387